Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2011 Results

PITTSBURGH--(BUSINESS WIRE)--January 25, 2012--Allegheny Technologies Incorporated (NYSE: ATI):

Fourth Quarter 2011 Results

  Sales increased to $1.25 billion, nearly 21% higher than fourth quarter 2010
  Segment operating profit of $114.4 million, or 9.1% of sales, 30% higher than fourth quarter 2010
  Net income attributable to ATI before special charges was $34.5 million, or $0.31 per share, 107% higher than fourth quarter 2010
  Net income attributable to ATI was $31.7 million, or $0.29 per share, including $2.8 million, or $0.02 per share, of special charges
  Gross cost reductions of $36.0 million

Full Year 2011 Results

  Sales increased to $5.18 billion, 28% higher than 2010
  Segment operating profit of $612.0 million, or 11.8% of sales, improved 72% compared to 2010
  Net income attributable to ATI before special charges was $243.9 million, or $2.23 per share, 210% higher than 2010
  Net income attributable to ATI was $214.3 million, or $1.97 per share, including Ladish acquisition expenses of $22.1 million, or $0.19 per share
  Gross cost reductions of $123.5 million
  Cash on hand at year end was $380.6 million
  Net debt to total capitalization was 31.3%
  Total debt to total capitalization was 37.8%

Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the fourth quarter 2011 of $31.7 million, or $0.29 per share, on sales of $1.25 billion. Fourth quarter 2011 results were impacted by restructuring and Ladish acquisition expenses, which reduced earnings by $2.8 million, or $0.02 per share.

In the fourth quarter 2010, ATI reported net income of $15.1 million, or $0.15 per share, on sales of $1.04 billion.

For the full year 2011, net income was $214.3 million, or $1.97 per share, on sales of $5.18 billion. Results for 2011 included $29.6 million of charges, net of tax, for Ladish acquisition expenses, accelerated recognition of equity compensation due to executive retirements, and restructuring and start-up expenses, which reduced earnings by $0.26 per share.

For the full year 2010, net income was $70.7 million, or $0.72 per share, on sales of $4.05 billion. Results for 2010 included non-recurring tax charges of $9.2 million, or $0.10 per share, primarily due to the effects of the Patient Protection and Affordable Care Act and the Small Business Jobs and Credit Act.

“Our 2011 results continued to demonstrate the benefits of ATI’s recent strategic investments and our focus on key global markets and high-value differentiated products,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Sales for 2011 were 28% higher than in 2010. Segment operating profit, excluding inventory fair value adjustments associated with the Ladish acquisition, was 12.3% of ATI sales, or $639.3 million. This performance represents a 79% increase over 2010 segment operating profit. Earnings per share before special charges was $2.23, 210% higher than 2010.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical grew 33% compared to 2010 and represented 70% of ATI sales:
    Sales to the aerospace and defense market grew 44% and represented 29% of ATI sales as the acquisition of Ladish augmented organic growth.
    Sales to the oil and gas/chemical process industry grew 41% and represented 21% of ATI sales.
    Sales to the electrical energy market grew 16% and represented 15% of ATI sales.
    Sales to the medical market grew 8% and represented 5% of ATI sales.
  Direct international sales increased $530.3 million, or 41%, compared to 2010 and represented 35% of ATI 2011 sales.

“Our fourth quarter 2011 results were impacted by significantly lower demand and historically low base prices for our standard stainless products,” said Mr. Harshman. “In addition, demand for some of our high-value products in both the High Performance Metals and Flat-Rolled Products segments was impacted by short-term actions to keep inventories lean, which was partially driven by the expectation of lower raw material surcharges in the first quarter 2012.

“As we look at our full year 2011 performance, in our High Performance Metals segment 2011 sales increased 46% as demand continued to be strong from the aerospace, oil and gas, electrical energy, and medical markets and we benefited from the May 2011 acquisition of Ladish. Operating profit in this segment was 20% of sales, excluding Ladish acquisition expenses and startup costs related to our premium-titanium sponge facility.

“In our Flat-Rolled Products segment, 2011 sales increased nearly 17% and operating profit improved to nearly 8% of sales. This performance demonstrates the ongoing transformation of this segment as strong shipments of high-value products helped offset weak shipments of standard stainless products. Shipments of our high-value products increased 9% due to strong demand from the oil and gas, chemical process industry, electrical energy, automotive, and telecommunications markets. Shipments of our standard stainless products decreased 9% as shipments weakened in the second half due to concerns about the Eurozone and the pace of the U.S. recovery. Flat-Rolled Products segment operating profit in the fourth quarter was negatively impacted by historically low standard stainless base prices and weak shipments as customers destocked during a period of economic uncertainty and falling nickel raw materials prices. We are seeing early signs of improvement in 2012 for our standard stainless products with higher base prices and better order entry. We continued to further improve our standard stainless cost structure during the fourth quarter 2011 by consolidating certain finishing operations, which resulted in the temporary idling of our New Castle, Indiana sheet finishing facility.

“In our Engineered Products segment, 2011 sales increased nearly 35% and operating profit improved to nearly 7% of sales. Demand was strong from the oil and gas, aerospace, and construction and mining markets.

“Total titanium mill product shipments for 2011 were 45 million pounds, an increase of 20% compared to 2010. Titanium shipments in our High Performance Metals segment benefited from a better value-added product mix to the aerospace and medical markets. Titanium shipments in our Flat-Rolled Products segment, including Uniti joint venture conversion, were 19 million pounds, 51% higher than in 2010.

“High Performance Metals segment backlog grew to $1.5 billion at the end of 2011, compared to $650 million at the end of 2010, reflecting strong demand from growing global markets and the addition of ATI Ladish.

“We had record sales to Asia in 2011. Demand remains strong for global oil and gas/chemical process industry and electrical energy projects, including several large pending projects, and for telecommunications applications. Demand for our products from Europe is mostly from the aerospace, oil and gas, electrical energy, and medical markets, which at this time are not being impacted by economic issues in the Eurozone.

“We continued to improve our cost structure with almost $124 million in gross cost reductions in 2011. Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2012. Our balance sheet remains solid with cash on hand of over $380 million and net debt to total capitalization of 31.3% at the end of 2011.

“In 2011, capital expenditures were $278 million and we invested $273 million in managed working capital to support the growth in our business. We also repaid $147 million of debt, including the remaining $117 million of 2011 8.375% notes. In addition, during 2011, we added over 2,200 employees, primarily in the U.S., with new hires throughout ATI to support our growth, and as a result of the acquisition of ATI Ladish.

“We continue to make progress at the Rowley, UT premium-titanium sponge facility. With stable raw material input costs, higher production rates, and improved plant efficiencies, we expect to produce more sponge at lower costs in 2012, compared to 2011. We remain on track to complete the standard qualification process by the end of the first quarter 2012.

“Construction at our Flat-Rolled Products segment Hot-Rolling and Processing Facility is progressing on schedule and on budget. As previously stated, project construction is expected to be completed by the end of 2013 with commissioning occurring during the first half of 2014. Including investments associated with this project, we currently expect 2012 capital expenditures to be approximately $485 million, all of which we expect to fund from operating cash flow and available cash on hand. Depreciation expense in 2012 is expected to be $194 million.”

Outlook

“Our focus is to continue to deliver value for our customers and profitable growth for our stockholders,” Mr. Harshman continued. “Over the next three to five years, we believe the demand drivers will remain positive in our key global markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical.

“Our outlook for the commercial aerospace market remains bullish. We expect to benefit from increased build rates for legacy and next-generation aircraft and engines as well as from development work on future-generation jet engines.

“We expect demand from the oil and gas/chemical process industry to remain strong. In the oil and gas market, ATI benefits from the trend toward horizontal and directional drilling, deep water projects, and sour gas projects. In the chemical processing industry, ATI benefits from projects requiring specialty metals that can withstand highly corrosive and hot environments.

“ATI expects to benefit from growing global demand for safe, clean, and efficient electrical energy. Our specialty metals are used in nuclear, coal, and natural gas power generation including spent nuclear fuel and pollution control equipment. Demand for our products is growing from renewables, particularly solar and geothermal power.

“Demand for our products from the medical market is expected to remain strong because of the aging population in developed countries and the growth in procedures in developing countries.

“Focusing on 2012, in our High Performance Metals segment, we expect to benefit from strong growth in demand from our key global markets, a full year of results and increasing synergies from ATI Ladish, a lower cost structure at our premium-titanium sponge facility, elimination of Ladish acquisition-related cost, significantly lower Rowley start-up costs, additional premium-titanium melt capacity from our new PAM 4 furnace, and the growth in demand for new products.

“In our Flat-Rolled Products segment, we expect to benefit from the growth in demand for our high-value products. We are seeing early signs of improvement in demand for our standard stainless products. First quarter order entry is good and base prices are higher than in the fourth quarter 2011. The price increase announced in the fourth quarter 2011 of 10% or more has been implemented. We are cautiously optimistic and will be watching for signs of sustained recovery and demand growth for these products.

“In our Engineered Products segment, we see continued growth in demand for our tungsten-based products and our industrial forgings and castings.

“We currently expect 2012 retirement benefit expense to be approximately $122 million, or $44 million higher than 2011 (an increase of approximately $0.25 per share after-tax), primarily as a result of the utilization of a lower discount rate to value retirement benefit obligations and lower than expected returns on plan assets. We expect essentially all of the 2012 pension expense to be non-cash.

“Based on these views and the expectation of less volatile raw materials costs, we expect revenue growth of at least 10% in 2012, compared to 2011, and expect segment operating profit in the range of 13% to 14% of sales.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2011	2010	2011	2010
Sales	$1,251.4	$1,037.6	$5,183.0	$4,047.8

Net income attributable to ATI before special charges	$34.5	$15.1	$243.9	$79.9

Acquisition expenses and other charges*	$(2.8)	$-	$(29.6)	$(9.2)

Net income attributable to ATI	$31.7	$15.1	$214.3	$70.7
	Per Diluted Share
Net income attributable to ATI before special charges	$0.31	$0.15	$2.23	$0.82

Acquisition expenses and other charges*	$(0.02)	$-	$(0.26)	$(0.10)

Net income attributable to ATI	$0.29	$0.15	$1.97	$0.72

* Fourth quarter 2011 includes charges of $2.8 million for restructuring costs and Ladish acquisition expenses. For the year ended December 31, 2011, charges include non-recurring Ladish acquisition expenses, accelerated recognition of equity-based compensation expense due to previously announced executive retirements, restructuring costs, and a discrete tax charge. For the year ended December 31, 2010, charges were related to the impact of tax law changes.

Fourth Quarter and Full Year 2011 Financial Results

  Sales for the fourth quarter 2011 increased to $1.25 billion, a 20.6% improvement compared to the fourth quarter 2010, as shipments and raw material surcharges were higher for most products.
  Sales for the full year 2011 were $5.18 billion, an increase of 28% compared to 2010, as a result of higher shipments and higher base prices for most high-value products, the acquisition of ATI Ladish in May 2011, and higher raw material surcharges and indices for most products. These benefits more than offset lower shipments and lower base prices for standard stainless products. Direct international sales increased $530.3 million and represented 35% of total sales, compared to 32% for 2010. Compared to the full year 2010, sales increased 46% in the High Performance Metals segment, 17% in the Flat-Rolled Products segment, and 35% in the Engineered Products segment.
  Fourth quarter 2011 segment operating profit was $114.4 million, or 9.1% of sales, compared to $88.0 million, or 8.5% of sales, for the comparable 2010 period. Results for the fourth quarter 2011 include a LIFO inventory valuation reserve benefit of $5.9 million, compared to a charge of $19.5 million in the fourth quarter 2010. Fourth quarter 2011 results were adversely affected by start-up and idle facility costs of $10.3 million, compared to $20.4 million in the fourth quarter 2010, and by $4.2 million of restructuring and Ladish acquisition-related costs.
  Full year 2011 segment operating profit was $612.0 million, or 11.8% of sales, compared to $356.5 million, or 8.8% of sales, for 2010. Results for 2011 included a LIFO inventory valuation reserve benefit of $9.3 million, compared to a charge of $60.2 million for 2010. Start-up and idle facility costs were $47.1 million for the full year 2011, compared to $62.4 million for 2010. Ladish acquisition-related inventory fair value adjustments were $27.3 million in 2011.
  Net income attributable to ATI for the fourth quarter 2011 was $31.7 million, or $0.29 per share, compared to $15.1 million, or $0.15 per share, in the fourth quarter 2010. Fourth quarter 2011 net income was impacted by restructuring and Ladish acquisition expenses, which reduced earnings by $2.8 million, or $0.02 per share, and by start-up and idle facility pre-tax costs of $10.3 million, partially offset by a pre-tax LIFO inventory reserve benefit of $5.9 million. Fourth quarter 2010 net income included a $19.5 million pre-tax LIFO inventory reserve charge and $20.4 million of pre-tax start-up and idle facility costs.
  Full year 2011 net income attributable to ATI was $214.3 million, or $1.97 per diluted share, compared to $70.7 million, or $0.72 per diluted share, for 2010. Full year 2011 net income included $29.6 million of acquisition expenses and other charges, including Ladish acquisition-related expenses of $22.1 million, accelerated recognition of equity-based compensation expense due to executive retirements, and restructuring charges for facility closure costs primarily related to severance and employee benefits.

  Cash flow provided by operations for 2011 was $296.8 million, including $189.3 million in the fourth quarter 2011. Increased profitability was partially offset by an investment of $273.3 million in managed working capital due to a higher level of business activity.
  Cash on hand at the end of 2011 was $380.6 million, a decrease of $51.7 million from the end of 2010. During the fourth quarter 2011 we retired the remaining $117 million of maturing 2011 8.375% Notes.
  Gross cost reductions, before the effects of inflation, totaled $36.0 million company-wide in the fourth quarter 2011. Gross cost reductions for the full year 2011 totaled $123.5 million.

High Performance Metals Segment

Market Conditions

  Demand for our titanium and titanium alloy and our nickel-based and specialty alloy mill products was strong from the aerospace, medical, electrical energy, and oil and gas markets. Demand for our titanium alloy, nickel-based alloy and specialty alloy forgings and castings was strong from the aerospace jet engine and airframe markets and the construction and mining market. Demand for our exotic alloys was strong from the aerospace and defense, electrical energy and medical markets. Major markets in this segment by percentage of 2011 sales are aerospace and defense: 64%, oil and gas/chemical process industry: 9%, electrical energy: 9%, and medical: 9%. Direct international sales were 40% of segment sales.

Fourth quarter 2011 compared to fourth quarter 2010

  Sales were $524.6 million, 50% higher than the fourth quarter 2010. Mill product shipments increased 13% for nickel-based and specialty alloys. While shipments of titanium and titanium alloys were essentially flat with the prior year, sales benefited from a better value-added product mix in the fourth quarter 2011. Exotic alloys shipments were slightly lower due to the timing of project based demand in the chemical process industry. Average mill product selling prices increased 16% for titanium and titanium alloys and 9% for nickel-based and specialty alloys primarily due to a favorable product mix, higher raw material indices and improving base prices. Average selling prices for exotic alloys increased 6% primarily due to a favorable mix.
  Segment operating profit increased to $90.3 million, or 17.2% of sales, compared to $63.5 million, or 18.2% of sales, for the fourth quarter 2010. Segment operating profit included $6.2 million of start-up, qualification and idle capacity costs associated with our titanium sponge operations. Segment operating profit for the full year 2011, excluding inventory fair value adjustments associated with the Ladish transaction, was $391.8 million, or 20.0% of sales. Fourth quarter 2010 operating profit was impacted by approximately $18.4 million of start-up and idle facility costs. LIFO inventory valuation reserve benefits of $6.0 million and $13.5 million were recognized in the fourth quarter 2011 and 2010, respectively.
  Results benefited from $20.7 million of gross cost reductions in the fourth quarter 2011, bringing the full year 2011 gross cost reductions in this segment to $62.8 million.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for high-value products from the oil and gas/chemical process industry and aerospace markets and improved from the global automotive market. Fourth quarter 2011 segment titanium shipments, including Uniti joint venture conversion, were 3.9 million pounds, a 30% increase compared to the fourth quarter 2010. For our standard stainless sheet and plate products, demand was weak and prices were historically low due to economic uncertainty and rapidly falling raw material surcharges, which resulted in customers delaying purchases and managing inventory levels. Major markets in this segment by percentage of 2011 sales are aerospace and defense: 7%, oil and gas/chemical process industry: 29%, electrical energy: 21%, medical: 2%, and consumer durables: 21%. Direct international sales were 34% of segment sales.

Fourth quarter 2011 compared to fourth quarter 2010

  Sales were $598.5 million, 2% higher than the fourth quarter 2010, primarily due to increased shipments and higher base-selling prices for most high-value products, which offset declining surcharges and weak demand for standard stainless products. Shipments of high-value products increased 4% while shipments of standard stainless products (sheet and plate) decreased 14%. Average transaction prices, which include surcharges, for high-value products increased 13% while average transaction prices for standard stainless products decreased 9%.
  Segment operating profit decreased to $17.5 million, or 2.9% of sales, compared to $24.2 million, or 4.1% of sales, for the fourth quarter 2010. In addition to weak demand and low base selling prices for standard stainless products, the fourth quarter 2011 included a LIFO inventory valuation reserve benefit of $5.0 million, due primarily to declining nickel prices, and facility restructuring charges of $2.6 million, primarily related to severance and benefit costs associated with the temporary idling of the segment’s New Castle, IN finishing operation. A LIFO inventory valuation reserve charge of $30.2 million was recognized in the 2010 fourth quarter due to higher raw material costs, especially for nickel. In addition, operating profit in the fourth quarter 2010 was negatively impacted by approximately $1.2 million of idle facility costs.
  Results benefited from $12.5 million in gross cost reductions in the fourth quarter 2011, bringing the full year 2011 gross cost reductions in this segment to $47.2 million.

Engineered Products Segment

Market Conditions

  Demand remained strong from the oil and gas, transportation, aerospace, electrical energy, and automotive markets, but remained weak from the wind energy market. Major markets in this segment by percentage of 2011 sales are aerospace and defense: 8%, oil and gas/chemical process industry: 27%, electrical energy: 7%, medical: 2%, machine and cutting tools: 17%, and construction and mining: 14%. Direct international sales were 23% of segment sales.

Fourth quarter 2011 compared to fourth quarter 2010

  Sales were $128.3 million, 27% higher than in the fourth quarter 2010 as a result of the improved demand for most products.
  Segment operating profit was significantly improved at $6.6 million in the fourth quarter 2011, compared to $0.3 million in the fourth quarter 2010. Results included LIFO inventory valuation reserve charges of $5.1 million in 2011 and $2.8 million in 2010, due to higher raw material costs.

  Results benefited from $2.8 million in gross cost reductions in the fourth quarter 2011, bringing the full year 2011 gross cost reductions in this segment to $13.5 million.

Other Expenses

  Corporate expenses for the fourth quarter 2011 were $20.0 million, compared to $23.4 million in the year-ago period. The decrease in corporate expenses in the fourth quarter 2011 was primarily due to lower corporate-funded R&D costs and Ladish acquisition expenses.
  Interest expense, net of interest income for the fourth quarter 2011 was $22.2 million, compared to $16.3 million in the fourth quarter 2010. The increase in interest expense was primarily due to the January 7, 2011 issuance of $500 million of 5.95% Notes due 2021 and debt assumed in the Ladish acquisition.
  Capitalized interest on major strategic capital projects reduced interest expense by $3.7 million and $2.5 million for the 2011 and 2010 fourth quarters, respectively. Full year 2011 and 2010 capitalized interest was $12.1 million and $12.5 million, respectively.
  Other expenses, which include expenses related to closed operations, for the fourth quarter 2011 were $2.3 million, compared to $3.0 million in the year-ago period. The decrease is primarily related to lower legal expenses of closed operations and foreign currency gains.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $20.0 million in the fourth quarter 2011, compared to $22.7 million in the fourth quarter 2010. This decrease was primarily due to higher than expected returns on pension plan assets in 2010 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the fourth quarter 2011, retirement benefit expense of $14.3 million was included in cost of sales and $5.7 million was included in selling and administrative expenses. For the fourth quarter 2010, retirement benefit expense of $16.5 million was included in cost of sales and $6.2 million was included in selling and administrative expenses.
  For the full year 2011, retirement benefit expense of $55.1 million was included in cost of sales, and $22.8 million was included in selling and administrative expenses, compared to full year 2010 retirement benefit expense of $64.6 million in cost of sales and $25.5 million in selling and administrative expenses.
  We currently expect pre-tax retirement benefit expense to be approximately $44 million higher in 2012 than in 2011, primarily as a result of the utilization of a lower discount rate to value retirement benefit obligations. Pension expense is expected to be approximately $98 million in 2012 compared to pension expense of $56.4 million in 2011. As a result, we expect 2012 pre-tax retirement benefit expense, which includes pension expense and other postretirement benefits expense, of approximately $122 million compared to $77.9 million in 2011. We expect essentially all of the 2012 pension expense to be non-cash. At December 31, 2011, our U.S. qualified defined benefit plan was approximately 84% funded, and we are not required to make any contribution to this plan for 2012.

Income Taxes

  The fourth quarter 2011 provision for income taxes was $15.7 million, or 31.5% of income before tax. The fourth quarter 2010 provision for income taxes was $5.2 million, or 23.0% of income before tax. The fourth quarter 2010 included a favorable discrete net benefit of $2.3 million primarily associated with adjustment of prior years’ taxes. The provision for income taxes for the full year 2010 included non-recurring tax charges of $9.2 million, primarily due to the effects of the Patient Protection and Affordable Care Act and the Small Business Jobs and Credit Act.

Cash Flow, Working Capital and Debt

  Cash on hand was $380.6 million at year-end 2011, a decrease of $51.7 million from year-end 2010.
  Cash flow from operations for 2011 was $296.8 million, including $189.3 million in the fourth quarter, as improved profitability was partially offset by an investment of $273.3 million in managed working capital, primarily due to a significant increase in the level of business activity.
  The $273.3 million growth in managed working capital resulted from a $79.8 million increase in accounts receivable and a $244.9 million increase in inventory partially offset by a $51.4 million increase in accounts payable.
  At December 31, 2011, managed working capital was 37.8% of annualized sales, compared to 34.4% of annualized sales at year-end 2010. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $624.7 million in 2011, including $349.2 million for the Ladish acquisition and $ 278.2 million of capital expenditures.
  Cash provided by financing activities was $276.2 million in 2011 and included $495.0 million in net proceeds from the issuance of $500 million of 5.95% Notes due January 2021, partially offset by debt retirements of $146.9 million, including the remaining $117 million of 8.375% Notes which matured in December 2011, and dividend payments of $74.7 million.
  Net debt as a percentage of total capitalization was 31.3% at the end of 2011, compared to 23.6% at the end of 2010. Total debt to total capital was 37.8% at December 31, 2011, compared to 34.3% at the end of 2010.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on January 25, 2012, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.2 billion during 2011. ATI has approximately 11,400 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2011	2010	2011	2010

	Sales	$1,251.4	$1,037.6	$5,183.0	$4,047.8
	Costs and expenses:
	Cost of sales	1,082.4	910.3	4,369.8	3,557.5
	Selling and administrative expenses	97.4	88.8	382.1	304.9
	Income before interest, other income and income taxes	71.6	38.5	431.1	185.4
	Interest expense, net	(22.2)	(16.3)	(92.3)	(62.7)
	Other income, net	0.5	0.4	0.6	3.0
	Income before income tax provision	49.9	22.6	339.4	125.7
	Income tax provision	15.7	5.2	116.3	47.0

	Net income	34.2	17.4	223.1	78.7

Less:	Net income attributable to noncontrolling interests	2.5	2.3	8.8	8.0

	Net income attributable to ATI	$31.7	$15.1	$214.3	$70.7

	Basic net income attributable to ATI per common share	$0.30	$0.16	$2.09	$0.73

	Diluted net income attributable to ATI per common share	$0.29	$0.15	$1.97	$0.72

	Weighted average common shares outstanding -- basic (millions)	105.1	97.5	102.5	97.4

	Weighted average common shares outstanding -- diluted (millions)	116.6	98.8	113.9	98.7

	Actual common shares outstanding -- end of period (millions)	106.4	98.5	106.4	98.5

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Sales:
High Performance Metals	$524.6	$349.0	$1,955.9	$1,337.5
Flat-Rolled Products	598.5	587.4	2,726.0	2,338.5
Engineered Products	128.3	101.2	501.1	371.8

Total External Sales	$1,251.4	$1,037.6	$5,183.0	$4,047.8

Operating Profit:

High Performance Metals	$90.3	$63.5	$364.5	$257.8
% of Sales	17.2%	18.2%	18.6%	19.3%

Flat-Rolled Products	17.5	24.2	213.4	85.9
% of Sales	2.9%	4.1%	7.8%	3.7%

Engineered Products	6.6	0.3	34.1	12.8
% of Sales	5.1%	0.3%	6.8%	3.4%

Operating Profit	114.4	88.0	612.0	356.5
% of Sales	9.1%	8.5%	11.8%	8.8%

Corporate expenses	(20.0)	(23.4)	(92.5)	(64.1)

Interest expense, net	(22.2)	(16.3)	(92.3)	(62.7)

Other expense, net of gains on asset sales	(2.3)	(3.0)	(9.9)	(13.9)

Retirement benefit expense	(20.0)	(22.7)	(77.9)	(90.1)

Income before income taxes	$49.9	$22.6	$339.4	$125.7

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$380.6	$432.3
Accounts receivable, net of allowances for doubtful accounts of $5.9 and $5.6 at December 31, 2011 and 2010, respectively	709.1	545.4
Inventories, net	1,384.3	1,024.5
Prepaid expenses and other current assets	95.5	112.9
Total Current Assets	2,569.5	2,115.1

Property, plant and equipment, net	2,368.8	1,989.3
Cost in excess of net assets acquired	737.7	206.8
Other assets	370.9	182.4

Total Assets	$6,046.9	$4,493.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$490.7	$394.1
Accrued liabilities	320.3	249.9
Deferred income taxes	23.5	5.6
Short term debt and current portion of long-term debt	27.3	141.4
Total Current Liabilities	861.8	791.0

Long-term debt	1,482.0	921.9
Accrued postretirement benefits	488.1	423.8
Pension liabilities	501.4	58.3
Deferred income taxes	12.7	68.6
Other long-term liabilities	124.6	100.6
Total Liabilities	3,470.6	2,364.2

Total ATI stockholders' equity	2,480.0	2,040.8
Noncontrolling interests	96.3	88.6
Total Equity	2,576.3	2,129.4

Total Liabilities and Equity	$6,046.9	$4,493.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
	Twelve Months Ended
	December 31
	2011	2010

Operating Activities:

Net income	$223.1	$78.7

Depreciation and amortization	174.4	141.5
Deferred taxes	52.7	102.2
Change in managed working capital	(273.3)	(318.5)
Change in retirement benefits	19.6	34.3
Accrued liabilities and other	100.3	(11.1)
Cash provided by operating activities	296.8	27.1
Investing Activities:
Purchases of property, plant and equipment	(278.2)	(219.1)
Acquisition of business	(349.2)	-
Asset disposals and other	2.7	2.3
Cash used in investing activities	(624.7)	(216.8)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(143.8)	(11.3)
Net borrowings (repayments) under credit facilities	(3.1)	2.9
Debt issuance costs	(5.0)	-
Dividends paid to shareholders	(74.7)	(70.8)
Dividends paid to noncontrolling interests	(7.2)	-
Exercises of stock options	1.6	1.4
Taxes on share-based compensation and other	8.4	(9.0)
Cash provided by (used in) financing activities	276.2	(86.8)
Decrease in cash and cash equivalents	(51.7)	(276.5)
Cash and cash equivalents at beginning of period	432.3	708.8
Cash and cash equivalents at end of period	$380.6	$432.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Mill Products Volume:	2011	2010	2011	2010
High Performance Metals (000's lbs.)
Titanium mill products	5,688	5,707	26,518	25,457
Nickel-based and specialty alloys	11,852	10,453	47,913	37,272
Exotic alloys	1,048	1,077	4,094	4,382

Flat-Rolled Products (000's lbs.)
High value	122,763	117,662	497,079	454,874
Standard	121,693	141,572	587,648	642,255
Flat-Rolled Products total	244,456	259,234	1,084,727	1,097,129

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$23.90	$20.66	$22.01	$19.37
Nickel-based and specialty alloys	$15.41	$14.19	$15.58	$14.03
Exotic alloys	$67.05	$63.46	$66.31	$60.68

Flat-Rolled Products (per lb.)
High value	$3.27	$2.90	$3.32	$2.83
Standard	$1.57	$1.72	$1.80	$1.62
Flat-Rolled Products combined average	$2.42	$2.25	$2.49	$2.12

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Numerator for Basic net income per common share -
Net income attributable to ATI	$31.7	$15.1	$214.3	$70.7
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.4	-	9.9	-
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed conversions	$34.1	$15.1	$224.2	$70.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	105.1	97.5	102.5	97.4
Effect of dilutive securities:
Share-based compensation	1.9	1.3	1.8	1.3
4.25% Convertible Notes due 2014	9.6	-	9.6	-
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	116.6	98.8	113.9	98.7

Basic net income attributable to ATI per common share	$0.30	$0.16	$2.09	$0.73

Diluted net income attributable to ATI per common share	$0.29	$0.15	$1.97	$0.72

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2011	2010

Accounts receivable	$709.1	$545.4
Inventory	1,384.3	1,024.5
Accounts payable	(490.7)	(394.1)
Subtotal	1,602.7	1,175.8

Allowance for doubtful accounts	5.9	5.6
LIFO reserve	153.7	163.0
Corporate and other	60.9	35.3
Managed working capital	$1,823.2	$1,379.7

Annualized prior 2 months sales	$4,820.6	$4,007.7

Managed working capital as a % of annualized sales	37.8%	34.4%

December 31, 2011 change in managed working capital	$443.5
Managed working capital acquired	(170.2)
Net change in managed working capital	$273.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2011	2010

Total debt	$1,509.3	$1,063.3
Less: Cash	(380.6)	(432.3)
Net debt	$1,128.7	$631.0

Net debt	$1,128.7	$631.0
Total ATI stockholders' equity	2,480.0	2,040.8
Net ATI capital	$3,608.7	$2,671.8

Net debt to ATI capital	31.3%	23.6%

Total debt	$1,509.3	$1,063.3
Total ATI stockholders' equity	2,480.0	2,040.8
Total ATI capital	$3,989.3	$3,104.1

Total debt to total ATI capital	37.8%	34.3%

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004